Exhibit 99.1

AGREEMENT FOR ELECTRIC SERVICE

THIS AGREEMENT made this    14th    day of December, 2006, by and between Redwood Electric Cooperative, Inc., 60 Pine Street, PO Box 15, Clements, Minnesota 56224-0015, first party, hereinafter referred to as the Cooperative, and Highwater Ethanol, LLC. 205 Main St. P.O. Box 96, Lamberton, Minnesota 56152, second party, hereinafter referred to as Member.

WITNESSETH.

The Cooperative shall sell and deliver to the Member, and be the exclusive provider, and the Member shall purchase all of the electric power and energy which the Member may need for their approximately 50 million gallon ethanol plant to be located near Lamberton, Minnesota upon the following terms:

1. Service Characteristics:

a.               Electric service provided shall be alternating current, 60 Hz, 3 phase, 4 wire, wye connected. The electric facilities provided by Cooperative shall be capable of delivering the Member an average monthly demand of 5 MW and an annual energy usage of 35,000,000 Kwh.

b.              Electric service for the Member shall be provided at several different secondary voltages including, 480/277 Volt wye, 4160/2400 Volt wye and 240/120 Volts.

c.               The Member shall not use the electric power and energy furnished hereunder as an auxiliary or supplement to any other source of power and shall not sell electric power and energy purchased hereunder.

d.              The Cooperatives point of delivery will be at the secondary of each distribution transformer.

e.              Electric demand and energy for billing the Member shall be metered at primary voltage (7200/12470 volts). Refer to EXHIBIT A.

2. Payment:

a.              The Member shall pay the Cooperative for electric service hereunder at the rates and under the service provisions set forth in EXHIBIT “B” attached hereto and made a part of this Agreement. The billing period shall commence on the first occurrence of either:

a.1                 The first day of the Billing Month in which Member begins commercial operation, or

a.2              June 1, 2008.

b.             The rate set forth in EXHIBIT B shall remain in full force and effect for up to five (5) consecutive years, but not after May 31, 2013, and may be terminated early in accordance with the provisions of Section 9.1 of EXHIBIT B.

c.               Bills for service hereunder shall be paid to the office of the Cooperative at PO Box 15, 60 Pine Street, Clements, Minnesota 56224-0015. Such payments shall be due on the date set out in the statement for service furnished during the preceding monthly billing period. If the Member fails to make any such payment when such payment is due, the Cooperative may discontinue service to the Member upon giving twenty (20) days’ written notice to the Member of its intention to disconnect. A disconnection of service shall not relieve the Member of any of its obligations under this Agreement.

3.  Membership:

Highwater Ethanol LLC shall become a member of the Cooperative, shall pay the membership fee and be bound by the Articles of Incorporation and Bylaws of the Cooperative. The Cooperative may adopt new rules and regulations during the existence of this agreement.

4.  Continuity of Service:

a.             The Cooperative shall use reasonable diligence to provide a constant and uninterrupted supply of electric power and energy hereunder. If the supply of electric power and energy shall fail or be interrupted, or become defective through act of God, Governmental authority, action of the elements, public enemy, accident, strikes, labor trouble, required maintenance work, inability to secure right-of-way, or failure of Cooperative’s power supplier to provide power and energy, or any other cause beyond the reasonable control of the Cooperative, the Cooperative shall not be liable therefore or for damages caused thereby and shall be relieved of said responsibility to furnish power and energy until electrical energy is again available to the Cooperative.

b.              The Member shall do nothing to interfere with the operation of any Cooperative owned electric equipment or facilities, including any metering equipment, and the Member shall advise the Cooperative as soon as possible if the Member discovers any apparent problem with the condition or functioning of Cooperative owned equipment or facilities. The Member shall notify the Cooperative immediately if the Member discovers that the condition or operation of any of the Cooperative or Member supplied equipment or facilities may pose a risk to any persons or property.

c.               The Member acknowledges that the delivery of electric power and energy may at times be subject to interruption by causes beyond the control of the Cooperative, including weather conditions, vandalism, terrorism, and other interruptions, and the Member assumes the risk of those potential interruptions.

5.  Meter Testing and Revenue Billing:

The Cooperative shall be responsible for maintaining and testing all equipment related to revenue billing. Both the Cooperative and Member agree to make adjustments in the revenue billing if an error in billing is found by testing.

6.  Right of Access:

Duly authorized representatives of the Cooperative shall be permitted to enter upon the Member’s premises at all reasonable times in order to carry out the provisions hereof. Cooperative agrees to comply with all Environmental Safety and Health (ES&H) guidelines and guest procedures while on the Member’s premises.

7.  Terms:

a.              This Agreement shall become effective on the date first above written and shall remain in effect until ten (10) years following the start of the initial billing period as defined in section 2 above. The Contract Rate shall be guaranteed for up to five years as set forth in EXHIBIT B herein. In the event Member wishes to continue with service from Cooperative beyond the 10 year period, Member will enter into a new contract with Redwood Electric at least one year prior to the expiration of this agreement.

b.             The Member shall be deemed to be in breach of the contract herein if it fails to satisfy any of its obligations to the Cooperative as required herein, or if it becomes the subject of bankruptcy or insolvency proceedings. If the Member fails to cure that default within five (5) days after the Cooperative mails written notice of default to the Member, the Cooperative may, in its sole discretion, suspend or terminate its further performance under this Agreement, disconnect electric service to the Member, terminate this Agreement, or take other action to address the Member’s default. This provision shall not limit the Cooperative’s right to take immediate action to suspend service if the Member’s act or omission interferes with the safe and efficient operation of the Cooperative’s electric system.

c.              The Cooperative shall be in default if it fails to provide electric service in accordance with Prudent Utility Practices.

d.             Regardless of termination of this Agreement by either party and for any reason, the Member shall remain responsible to the Cooperative for the entire amount of the facility charge for what would have been the remaining ten!’ of the Agreement.

8.  Prudent Utility Practices:

Prudent Utility Practices are those practices, methods and equipment, which, at any particular time, are commonly used in prudent electrical engineering and utility operations to operate electric equipment lawfully and with safety, dependability and efficiency, and are in accordance with the National Electric Safety Code, the National Electric Code or any other applicable government code in effect. Prudent Utility Practices are not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather include a spectrum of possible practices, methods or acts which could have been expected to accomplish the desired result consistent with reliability, safety and expediency, Prudent Utility Practices include due regard for manufacturers’ warranties and the requirement of governmental agencies which have jurisdiction.

9.  Service Conditions:

a.             All additional buildings or equipment added to this property served from the original metering point shall be subject to the terms and conditions of this Agreement.

b.            Cooperative shall provide multiple 3-phase circuits for primary rated voltage, distribution transformers and metering sufficient to service the initial load.

c.             The Member shall be responsible for the electric system extending from the secondary terminals of the service transformers and the Cooperative assumes no responsibility therefore.

d.            Cooperative shall install any other electrical services as requested by Member. Construction charges for these services shall be at the rates charged by the Cooperative for similar construction performed by the Cooperative at the time the work is performed for the Member. This includes temporary construction power. Power costs shall be charged to the Member for such services according to the applicable rate schedule.

e.             The Member will provide and maintain suitable locations for the installation of the Cooperative’s facilities on the property of the Member.

f.               Electric service equipment furnished, installed, operated and maintained by the Cooperative on the property of the Member shall remain the property of the Cooperative and may be removed upon termination of this Agreement.

g.            The Member shall sell and convey to the Cooperative for a price of One Dollar ($1.00), a substation site of approximately two (2) acres. The Member shall pay for any survey expenses and any other costs associated with the transfer. The substation site shall be conveyed to the Cooperative by deed, and the deed shall also include a non-exclusive easement in favor of the Cooperative across and through Member’s property for ingress to and egress from the Cooperative’s substation site. Should Cooperative abandon the substation site, Cooperative will convey the site to Member by deed for a price of One Dollar ($1.00). In addition, Member shall provide Cooperative with such other easements within its property as may be necessary for Cooperative to adequately serve the distribution system located within Member’s facility.

10. Contract Rate:

a.              Refer to EXHIBIT “B” for rate details.

b.             Capital credit earnings will be allocated for the Member as per Board Policy for the Contract Rate. It is further agreed that in the event that Member permanently ceases to operate, Cooperative shall have the right to apply all earned and allocated capital credits of the Member on a dollar for dollar basis to offset and reimburse the Cooperative for the cost of substation, lines and equipment.

c.            The Cooperative estimates that when the facilities for the entire project are installed, it will have invested approximately $1,300,000 into the project. In the event the Highwater Ethanol plant is not completed as planned or does not continue in operation for the entire term of the contract herein, Member agrees to reimburse the Cooperative for its incurred project costs to date, upon receipt by Member of an itemization of said costs from the Cooperative. The amount owed to Cooperative hereunder would be reduced by any salvage amount recovered by Cooperative. Member agrees to provide Cooperative with a Bank Letter of Credit in an amount of $700,000 at the expense of Member for the entire period of construction and continuing for a period of one year of commercial operation. Member shall establish and provide evidence of the Letter of Credit within 10 days of such request from Cooperative. The Letter of Credit will be used as a means of guaranteeing said performance. Cooperative agrees to release the Letter of Credit requirement after one full year of commercial operation upon a showing by Member that it is solvent. For purposes of this agreement, Member shall be considered solvent if on the required date it demonstrates that no more than 5% of its bills and obligations are over 60 days past due. Member agrees to provide Cooperative, its attorneys and/or accountants with complete documentation demonstrating that the within requirement has been met. In the event Member is not solvent after one year of commercial operation, the letter of credit will remain in effect; provided, however, Cooperative agrees to review Member’s financial situation after each subsequent one year period has passed and if Member establishes that it is solvent at any of those review dates, the letter of credit will be released.

11.  Indemnification:

The Member agrees to indemnify, defend and hold the Cooperative harmless against any liability for any claims or demands arising out of property damage, bodily injury, or interruptions to the Cooperative’s electric service caused by electric equipment or facilities owned by the Member, or the Member’s use or operation of this electric equipment or facilities. The Member shall maintain and provide proof of insurance for such indemnification obligation.

12.  Succession and Approval:

This Agreement shall be binding upon and inure to the benefit of the successors, legal representatives and assigns of the respective parties hereto.

13.  General:

a.              Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and shall be governed by the laws of the State of Minnesota.

b.             Attorney’s Fees. The Member shall reimburse the Cooperative for all costs and all out-of-pocket expenses (including reasonable attorney’s fees and disbursements) incurred by reason of any breach or threatened breach of this Agreement by the Member. The Cooperative shall reimburse the Member for all costs and all out-of-pocket expenses (including reasonable attorney’s fees and disbursements) incurred by reason of any breach or threatened breach of this Agreement by Cooperative.

c.              Notices. All notices under this Agreement shall be given in writing and shall be delivered personally or mailed by first class U.S. mail to the respective parties as follows:

If to the Member:	Manager
Highwater Ethanol, LLC
205 Main Street, PO Box 96
Lamberton, Minnesota, 56152

If to the Cooperative:	Manager
Redwood Electric Cooperative, Inc.
60 Pine Street, PO Box 15
Clements, Minnesota 56224-0015

d.             Entire Agreement/Amendment. This Agreement represents the entire Agreement between the parties with respect to the matters addressed in this Agreement, except as provided in the Cooperative’s Bylaws as incorporated herein or other documents referred to herein. This Agreement may be changed, waived, or terminated only by a written agreement signed by both parties.

e.              Assignment /Benefit of Agreement: Any assignment of this Agreement, in whole or in part, or any other interest hereunder without the Cooperative’s written consent shall be void. The Cooperative may assign this Agreement to an affiliate or affiliates of the Cooperative, to a partnership or partnerships in which the Cooperative, or an affiliate has an interest or to any entity that succeeds to all or substantially all of the Cooperative’s assets by sale, merger or operation of law. Otherwise, the Cooperative may assign this Agreement subject to the Member’s written approval, which shall not be unreasonably withheld. To the extent not prohibited hereby, this Agreement shall be binding upon and inure to the benefit of the Member and its successors and assigns.

f.                Severability. If any provision of this Agreement is held invalid under any applicable laws, that invalidity shall not affect any other provision of this Agreement that can be given an effect without the invalid provision, and, to this end the provisions are severable. If any term or condition of this Agreement is unenforceable under applicable law, such term or condition shall nevertheless be deemed enforceable to the fullest extent permissible and the applicable court is requested to reform the offending term or condition.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement all as of the day and year first above written,

ATTEST: REDWOOD ELECTRIC COOPERATIVE, INC.

BY:	/s/ Werner A. Fischer

Title:	President	Dated:	6-28-07

(CORPORATE SEAL)

ATTEST: HIGHWATER ETHANOL, LLC.

BY:	/s/ Brian Kletscher

Title:	President	Dated:	6-28-07

EXHIBIT B

1.        Contract Rate

1.1.                    The contract rate shall be guaranteed for a period of up to five (5) years.

1.2.                    The start date shall be the first occurrence of either:

1.2.1.       The first day of the Billing Month in which Member begins commercial operation, or

1.2.2.       June 1, 2008.

1.3.                    This Contract Rate shall remain in full force and effect for up to five (5) consecutive years, but not after May 31, 2013, and may be terminated early in accordance with the provisions of Section 9.1 below.

1.4.                    Notwithstanding the contract rate herein, the underlying agreement between the parties shall remain in effect until ten (10) years following the first occurrence of the items set forth in 1.2 above.

1.5.                    In the event Member receives electrical power from the Cooperative which does not fall within the provisions of 1.1-1.3 above, Member shall be billed at the then current industrial rate of the Cooperative unless otherwise agreed to between the parties in writing.

2.      Subject to Other Agreements

2.1.                            The Amended and Restated Power Purchase Contract ("PPC") between GRE and Cooperative dated August 1, 2004, as it may be amended and restated, is referenced and incorporated herein and shall govern except as otherwise provided in this Agreement.

2.2.                            The Transmission Service Contract ("TSC") between GRE and Cooperative dated January 1, 1999, as it may be amended and restated, is referenced and incorporated herein and shall govern except as otherwise provided in this Agreement.

3.      Character of Service

3.1.                          Electric power and energy furnished hereunder shall be alternating current, three-phase, sixty-Hertz delivered pursuant to the terms and conditions of the Cooperative's Transmission Service Contract with GRE.

3.2.                          Electric service and the rates contained herein shall apply only to the firm power and firm energy sold to Member for Member's ethanol plant as described above.

3.3.                          Neither interruptible power nor interruptible energy is provided for in this Agreement.

4.      Billing Month and Year

4.1.                            The Billing Month is defined as the period between 00:00:01 on the first day of each calendar month and ending 24:00:00 on the last day of the same calendar month.

4.2.                            The Billing Year is defined as the period from January 1 through December 31 for each calendar year this Agreement is in effect.

5.      Metering

5.1.                          All charges billed under this Agreement shall be based on the monthly metered demand and energy recorded by interval meters and reported to GRE's SCADA system and MV-90, or their successors.

5.2.                            GRE shall make all of Member's metering data available to Cooperative concurrently via MV-WEB or its successor.

6.      Facilities Charge

6.1.                          Member shall pay Cooperative a monthly facilities charge of $11,775. Said facilities charge shall commence upon the first occurrence of either:

6.1.1.1.1.         The first day of the Billing Month in which Member begins commercial operation, or

6.1.2.               June 1, 2008.

6.2.                          The Facilities Charge shall continue monthly thereafter for a period of 10 years or until the end of the contract herein, whichever occurs later.

7.                 Customer Specific Rates

7.1.                          The Cooperative shall bill Member and Member shall pay Cooperative each Billing Month throughout the term of this Agreement for all power and energy supplied to Member at the rates specified below for Capacity, Delivery Services and Energy

7.2.         Capacity

7.2.1.                                      The capacity billing units shall be Member's entire monthly demand (kW) that is coincident to the GRE-system monthly billing peak demand.

7.2.2.             The Contract Capacity Rate shall be billed per kW-month at the rates listed in the following table:

Billing Year	All Billing Months
2008	$10.00
2009	$11.00
2010	$12.00
2011	$13.00
2012 and 2013	$14.00

7.2.3.                                      The capacity rates listed above are exempt from GRE's monthly Power Cost Adjustment ("PGA") as described in GRE's current schedule of Wholesale Power Rates.

7.3.         Delivery Services

7.3.1.                                      The following delivery service charges will be billed at the then effective rates published in GRE's annual rate schedule for Wholesale Power Rates, unless specified otherwise through mutual agreement of the Parties:

7.3.1.1.1.1.      Transmission service charge,

7.3.1.1.1.2.      Ancillary service charges

7.4.         Power Factor Penalty Charges

7.4.1.                                      The Cooperative shall have option of assessing a monthly Power Factor Penalty based upon either:

7.4.1.1.1.                      The then effective rates published in GRE's annual rate schedule of Wholesale Power Rates, or

7.4.1.1.2.                    In the event there is an average power factor of less than 98% lagging or greater than 98% leading. The power factor penalty applies to either a lagging or leading power factor. The average monthly power factor shall be determined by information from the utility billing meter and the penalty charge will be an adjustment added to the monthly Demand Charge and would only be applied when the average power factor exceeds the limit. It would be calculated in the following manner:

Lagging Power Factor

The monthly Demand (kW) multiplied by a power factor of 98% divided by the actual average power factor obtained from the billing meter. The resultant value less the actual monthly demand (kW) shall be charged at the current demand rate. Expressed as an equation thus:

Leading Power Factor

The monthly Demand (kW) multiplied by a power factor of 98% divided by the actual average power factor obtained from the billing meter. The resultant value less the actual monthly demand (kW) shall be charged at the current demand rate. Expressed as an equation thus:

7.5.            Energy

7.5.1.            Firm energy shall be billed per kWh at the rates listed in the following table:

Billing Year	All Billing Months
2008	$0.0310
2009	$0.0320
2010	$0.0340
2011	$0.0350
2012 and 2013	$0.0365

7.5.2.            The energy billing units shall be Members total monthly firm energy (kWh).

7.5.3.                                        The energy rates listed above are exempt from GRE's monthly PCA as described in GRE's current schedule of Wholesale Power Rates.

7.6.            No Future Generation

7.6.1.                                      The rates contained herein are based upon the assumption that no Generation will be provided or obtained by Member. In the event Member desires to use some other form of Generation in the future, Member will need to negotiate new rates with both the Cooperative and GRE.

8.        Large Load High Load Factor Energy Credit ("LLHLF")

8.1.                           Cooperative shall be eligible for the energy-based credit as described in GRE's then current Special Rate Rider for Large Load, High Load Factor Rate for all firm energy sold to Member. Attached for reference as "Exhibit C" is the most recent Special Rate Rider.

8.2.                           GRE shall determine the energy credit for each Billing Month using meter data reported by GRE's MV-90 system, or its successor.  GRE will provide copies of these calculations to Cooperative upon request.

8.3.                           Any Credit received herein by Cooperative shall be passed through and paid to Member or applied to Member's bill within 30 days of receipt of said credit by Cooperative.

9.        Rate Termination

9.1.                           The rates contained herein shall terminate immediately upon the first occurrence of any one of the following events:

9.1.1.                               The first January 1 following Cooperative's written request to GRE to terminate this Agreement.

9.1.2.                               Member's firm non-coincident peak demand is less than 2,000 kW for 12 consecutive months.

9.1.3.                               Member's rolling 12-month Annual Non-Coincident Load Factor is less than 60% for 12 consecutive months.

9.1.4.                               The Fixed Date subsequent to Cooperative making a Fixed Purchase Election in accordance with the PPC as it then exists between Cooperative and GRE.

9.1.5.                               Member purchasing power or energy for use at the ethanol plant from any party other than Cooperative.

9.1.6.                               After the sixtieth (60th) billing month, or May 31, 2013.

10.     Reservations

10.1.                     Application of the prices quoted above is contingent upon:

10.1.1.                         Member purchasing all (100%) of its demand and energy requirements for the ethanol plant from Cooperative and no other third parties,

10.1.2.                         Cooperative remaining an all-requirements member of GRE for the entire term,

10.1.3.                         Execution of a separate transmission agreement between GRE and Cooperative, and

10.1.4.                         Approval from the GRE Board of Directors.

10.2.                     Cooperative and Member do each hereby represent and warrant that they are authorized to enter into this Agreement.

10.3.                     Cooperative and Member warrant that the quoted prices will be held in the strictest confidence and will not be shared with any person or party other than employees of Cooperative and Member and consultants and attorneys retained by Cooperative and Member for purposes of evaluating the quoted prices.

10.4.                     The descriptive headings of sections and other provisions of this Agreement have been inserted for convenience or reference only and will not define, modify, restrict, construe or otherwise affect the construction or interpretation of any provisions of this Agreement.

10.5.                     No change, amendment or modification of any provision of this Agreement shall be valid unless it is in writing, dated subsequent to the date hereof, and signed by the parties hereto.

Great River Energy	DRAFT	Revision: Eighth
Elk River, Minnesota

EXHIBIT C

Special Rate Rider

Large Load, High Load Factor Rate

Description

The Large Load, High Load Factor Rate (LLHLF) replaces the two (2) mill credit offered to Large Load customers that expired on December 31, 2003.  Members will receive an energy based credit defined by the size and load factor of individual customer qualifying loads.  These credits are only available to loads that are served by GRE.

It is recommended, but not required, by GRE that the retail consumer receives the benefit of the LLHLF credit.

Load Qualifications

1.                         Customer’s qualifying load must receive all power from a GRE Member cooperative.

2.                         Customer’s load shall not receive a credit under both the LLHLF rate and any other load management program.

3.                         Customer’s load must achieve a Non-Coincident Peak Demand (NCPD) of at least 1,000 kW in any period of sixty (60) consecutive minutes at least one time in the preceding 12-month period.

3.1        NCPD shall be the highest actual metered demand and not an estimated, average or calculated value.

4.                         Customer’s load must have an Annual Non-Coincident Load factor (ANCLF) in the preceding 12-month period that is greater than or equal to 62%.

5.                         New metered loads with less than twelve (12) months of actual load data may substitute a Partial-Year Non-Coincident Load Factor (PNCLF) for the ANCLF qualification requirement, only during the first eleven (11) months of electric service.

6.                         Member shall notify GRE, in writing, of how many customers qualify for the LLHLF credit by the fifteenth (15th) of each month.  This notification shall include:

6.1                   A means to identify each qualifying load (i.e. Name, Account #, Meter #, etc.)

6.2                   The highest NCPD for the preceding twelve (12) months, including the date and time it was achieved.

6.3                   The Total Energy for the preceding twelve (12) months.

6.4                   The Total Hours if less than 8,760 hours.

6.5                   The ANCLF or PNCLF for the preceding twelve (12) months.

7.                         No loads will qualify for the LLHLF credit retroactively.  All qualifications must be completed and reported by GRE by the fifteenth (15th) of each month for qualification in the previous month.

7.1          Example: If a customer load qualifies after May, 2007 then

7.1.1       Member must submit qualification to GRE by June 15, 2007, and

7.1.2       GRE will issue credit for May energy when June bills are processed at the beginning of July, 2007.

7.2                   This same process will be applied to customers who qualify for different credit amount based on ANCLF/PNCLF Tiers.  New tier credit will be reflected in month that qualification is established.

Load Factor Calculations

1.                         All Load Factor calculations shall be based only on an individual customer’s actual demand and energy recorded during the preceding twelve (12) months at an individual site.

1.1                   No adjustments shall be made for any GRE or Member DSM programs, abnormal weather, customer load anomaly, or customer growth (expected or actual).

2.                         The ANCLF shall be determined using the following calculation:

ANCLF = TAE/ (NCPD x TH)

2.1          TAE = Total Annual Energy (kWh) recorded in preceding 12-month period

2.2          NCPD = Non-Coincident Peak Demand (kW) in preceding 12-month period

2.3          TH = Total hours in preceding 12-month period

3.        The PNCLF shall be determined using the following calculation:

PNCLF = TPE/ (NCPD x TH)

3.1                               TPE = Total Partial-Year Energy (kWh)

= Total metered energy since first day of service

3.2                               NCPD = Non-Coincident Peak Demand (kW) since first day of service

3.3                               TH = Total Hours since first day of service

Load Disqualifications

1.                         For customer load with twelve (12) or more months of actual load data:

1.1                               If NCPD of preceding 12-month period is less than 1,000 kW then customer will not receive this credit until NCPD exceeds 1,000 kW.

1.2                               If ANCLF is less than 62% for preceding 12-month period then customer will not receive this credit until a subsequent ANCLF exceeds 62%.

2.                         For customer load with less than twelve (12) months of actual load data:

2.1                               If NCPD of preceding 12-month period is less than 1,000 kW then customer will not receive this credit until NCPD exceeds 1,000 kW.

2.2                               If PNCLF is less than 62% then customer will not receive this credit until a subsequent ANCLF exceeds 62%.

Metering

1.                         All qualifying loads must be 15-minute interval metered with a recording meter.

2.                         A summary of meter data for all qualifying loads must be submitted, in writing, to GRE by a third (3rd) working day of each month to receive credit for previous month.

2.1          GRE will allow Member at most a one (1) month lag in data submission.

3.        Meter summary must include:

3.1                               Customer ID,

3.2                               Rolling 12-month NCPD,

3.3                               Rolling 12-month TAE (or TPE),

3.4                               Rolling 12-month ANCLF (or PNCLF), and

3.5                               Total Energy used during the billing month for each qualifying load.

Energy Rate/Credit

Members will receive a monthly credit for all kWh used by qualifying loads during 2007. The monthly credit rate will be based on:

1.        The ANCLF calculated using the preceding 12-month load data described above, or

2.                         The PNCLF calculated using the preceding month load data as described above if and only if qualifying load has less than twelve (12) months of actual meter data.

Qualifying loads may move between Tiers monthly based on a changing ANCLF (or  PNCLF).  Credits will be issued in accordance with the following schedule:

Tier	ANCLF/PNCLF	Monthly Credit
1	62.00% to 74.99%	$0.00150/kWh
2	75.00% to 89.99%	$0.00325/kWh
3	90.00% to 100.00%	$0.00500/kWh

Demand Credit

Not Applicable